FORM OF N-SAR

ALLIANCE MUNICIPAL INCOME FUND, INC.


77.C	Copy of Notice of Meeting, Proxy Statement and Proxy Card was
filed by the Registrant - Incorporated by reference as DEF 14A on December 10, 1997 - File Nos. 33-7812 and 811-4791).


77.D
(Insured Cal. RESOLVED, that the Directors hereby
& Insured approve a change in the non-fundamental Nat'l )investment policies of the Insured National Portfolio and the Insured California Portfolio to permit these Portfolios to obtain insurance on municipal securities from, and to invest up to 25% of its total assets in municipal securities covered by insurance policies issued by, any insurer having a claims-paying ability rated at least A by Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Duff & Phelps Credit Rating Co. or Fitch IBCA, Inc.

77.I
In 1996, the Fund issued a new class of shares, Adviser Class shares. Adviser Class shares, along with Class A, Class B, Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that
(i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable) and Class B and Class C shares bear the expense of the deferred sales charge,
(ii) Class B shares and Class C shares each bear the expense of a higher distribution services fee than that borne by Class A shares, and Advisor Class shares do not bear such a fee, (iii) Class B and Class C shares bear higher transfer agency costs than that borne by Class A and Advisor Class shares; (iv) each of Class A, Class B and Class C has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and (v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.

77.Q1

		1.	Copy of Articles of Incorporation of the Registrant -
Incorporated by reference (filed as Exhibit 1 to Post-Effective
Amendment No. 24 of Registration Statement on Form N-1A, filed January
30, 1998 - File Nos. 33-7812 and 811-4791).

		2.	Copy of existing By-Laws of the Registrant -
Incorporated by reference (filed as Exhibit 2 to Post-Effective
Amendment No. 24 of Registration Statement on Form N-1A, filed January 30, 1998 - File Nos. 33-7812 and 811-4791).

	  5.		Copy of Advisory Agreement between the Registrant and
Alliance Capital Management L.P. - Incorporated by reference (filed as
Exhibit 5 to Post-Effective Amendment No. 24 of Registration Statement on Form N-1A, filed - File Nos. 33-7812 and 811-4791).